UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

December 17, 2019

Date of report (Date of earliest event reported)

IMAX Corporation

(Exact Name of Registrant as Specified in Its Charter)

Canada	001-35066	98-0140269
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2525 Speakman Drive	902 Broadway, Floor 20
Mississauga, Ontario, Canada L5K 1B1 (905) 403-6500	New York, New York, USA 10010 (212) 821-0100

(Address of principal executive offices, zip code, telephone numbers)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value	IMAX	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreement with Patrick McClymont

On December 17, 2019, IMAX Corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Patrick McClymont, the Company’s Chief Financial Officer and Executive Vice President, regarding the terms of his continued employment in the same role and position. The Agreement replaces and supersedes Mr. McClymont’s prior employment agreement with the Company dated June 6, 2016 and subsequently amended to extend the term of Mr. McClymont’s employment on each of August 2, 2019, October 21, 2019 and December 5, 2019. The Agreement provides for a three-year employment term, effective from August 8, 2019 (the “Effective Date”), unless earlier terminated (the “Term”).

Pursuant to the Agreement, during the Term, Mr. McClymont will receive an annual base salary of $750,000, and is eligible to receive discretionary annual cash incentive bonuses with a target amount equal to 80% of his base salary, with the potential to overachieve, based upon the achievement of performance goals.

The Agreement also contemplates grants of annual equity awards for each of 2020, 2021 and 2022, with an aggregate grant date fair market value equal to $1.45 million, each annual equity award to be granted around the same time that awards are generally granted to other senior executives, provided that Mr. McClymont remains employed by the Company on each annual grant date. The annual equity awards will be comprised of a mix of equity vehicles consistent with those provided to other similarly situated executives, including performance stock units and restricted stock units, and will be subject to the Company’s standard vesting schedule. Upon termination of employment for any reason, any annual equity awards that remain ungranted will be forfeited without any compensation to Mr. McClymont. Mr. McClymont will also be entitled to executive fringe benefits comparable to those of other Company executive officers as described in the Company’s annual proxy statement, and life insurance, charitable contributions and reimbursement of tax, legal and accounting services.

If during the Term Mr. McClymont’s employment is terminated without cause, or he resigns for good reason, the Company will continue to pay Mr. McClymont his annual base salary and benefits he received during his employment (including certain fringe benefits) for a period equal to fourteen (14) months (the “Severance Period”). In addition, Mr. McClymont will be paid any earned but unpaid bonus for the year prior to the year of termination, as well as a pro-rated bonus for the year of termination and his target bonus for the Severance Period.

With respect to Mr. McClymont’s equity awards, upon a termination of employment by the Company without cause or by Mr. McClymont for good reason, any unvested stock options, performance stock units and restricted stock units granted to Mr. McClymont will continue to vest throughout the Severance Period in accordance with their vesting schedules, and in the case of performance stock units, subject to the achievement of the applicable performance conditions; and if such termination without cause or for good reason occurs within twenty-four (24) months of a change in control, Mr. McClymont’s outstanding equity will be treated in accordance with the terms of the awards as provided in the governing plan and award agreement. If, within twenty-four (24) months of a change in control, Mr. McClymont’s employment is terminated on the natural end date of August 8, 2022 without renewal, then (a) all outstanding options and restricted stock units will be accelerated and (b) all outstanding performance stock units will vest according to achievement of performance conditions. Any performance stock units that remain unvested will be automatically forfeited.

Mr. McClymont has agreed to restrictive covenants, including confidentiality and non-competition covenants, substantially similar to those agreed to by other senior executives of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAX Corporation
(Registrant)

Date: December 19, 2019	By:	/s/ Robert D. Lister
	Name:	Robert D. Lister
	Title:	Chief Legal Officer and Senior Executive Vice President

	By:	/s/ Kenneth I. Weissman
	Name:	Kenneth I. Weissman
	Title:	Senior Vice President, Legal Affairs & Corporate Secretary

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